Exhibit 99.1

Collegium Reports Second Quarter 2019 Financial Results

— Xtampza® ER Net Product Revenues Were $26.0 Million in the Second Quarter of 2019, a 44% Increase Over the Second Quarter of 2018 —

— Cash and Cash Equivalents Increased to $148.7 Million as of June 30, 2019, From $134.9 Million as of March 31, 2019 —

— Net Loss Was $4.7 Million and Non-GAAP Net Income Was $3.1 Million in the Second Quarter of 2019 —

— Conference Call Scheduled for Today at 4:30 p.m. ET —

STOUGHTON, Mass., Aug. 7, 2019 — Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a specialty pharmaceutical company committed to being the leader in responsible pain management, today reported its financial results for the quarter ended June 30, 2019 and provided a corporate update.

“We’re pleased to report that the growth trajectory for Xtampza® ER remained strong during the first half of 2019, with prescriptions growing 60% over the same period last year,” said Joe Ciaffoni, President and Chief Executive Officer of Collegium. “We remain committed to establishing Collegium as the leader in responsible pain management and making 2019 a breakthrough year for the Company.”

Recent Business Highlights

•                  In the second quarter of 2019, Xtampza ER total prescriptions grew to 116,593, representing a 51% increase over the second quarter of 2018 and an 11% increase compared to the first quarter of 2019.

•                  The number of unique Xtampza ER prescribers grew to 13,159 in the second quarter of 2019, which was a 7% increase compared to the first quarter of 2019.

•                  Collegium launched PainPointsofView.com, an unbranded, online resource center developed to provide resources to support pain professionals, their patients and the community.

Financial Results for Quarter Ended June 30, 2019

•                  Xtampza ER net product revenues were $26.0 million for the quarter ended June 30, 2019 (the “2019 Quarter”), compared to $18.1 million for the quarter ended June 30, 2018 (the “2018 Quarter”) and $25.1 million for the quarter ended March 31, 2019, representing an increase of 44% and 4%, respectively.

•                  Nucynta® franchise net product revenues were $49.0 million in the 2019 Quarter, compared to $55.0 million for the 2018 Quarter and $49.4 million for the quarter ended March 31, 2019, representing a decrease of 11% and 1%, respectively.

•                  Total net product revenues were $75.0 million in the 2019 Quarter, compared to $73.1 million for the 2018 Quarter and $74.5 million for the quarter ended March 31, 2019, representing an increase of 3% and 1%, respectively.

•                  Selling, general and administrative expenses were $28.9 million for the 2019 Quarter, compared to $31.3 million for the 2018 Quarter. The decrease was primarily related to higher one-time costs incurred in the 2018 Quarter to commercialize the Nucynta Products, offset by increased professional fees and an increase in stock-based compensation in the 2019 Quarter.

•                  Net loss for the 2019 Quarter was $4.7 million, or $0.14 per share (basic and diluted), compared to net loss of $13.1 million, or $0.40 per share (basic and diluted), for the 2018 Quarter. Net loss included stock-based compensation expense of $4.2 million and $3.5 million for the 2019 Quarter and 2018 Quarter, respectively.

•                  Non-GAAP adjusted income for the 2019 Quarter was $3.1 million, compared to a non-GAAP adjusted loss of $4.9 million for the 2018 Quarter.

•                  Collegium had cash and cash equivalents of $148.7 million as of June 30, 2019, compared to $134.9 million as of March 31, 2019. The increase in cash and cash equivalents was primarily the result of cash provided by operating activities partially offset by capital expenditures related to the buildout of additional manufacturing capacity.

Conference Call Information

Collegium will host a conference call and live audio webcast on Wednesday, Aug. 7, 2019 at 4:30 p.m. Eastern Time. To access the conference call, please dial (888) 698-6931 (U.S.) or (805) 905-2993 (International) and refer to Conference ID: 309-8689. An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company committed to being the leader in responsible pain management. Collegium’s headquarters are located in Stoughton, Massachusetts. For more information, please visit the company’s website at www.collegiumpharma.com.

Non-GAAP Financial Measures

To supplement our financial results presented on a U.S. generally accepted accounting principles, or GAAP, basis, we have included information about non-GAAP adjusted income (loss). We believe that the presentation of this non-GAAP financial measure, when viewed with our results under GAAP and the accompanying reconciliation, provides supplementary information that may be useful to analysts, investors, lenders, and other third parties in assessing the Company’s performance and results from period to period. We internally use non-GAAP adjusted income (loss) to understand, manage and evaluate the Company as we believe it represents the performance of our core business. This non-GAAP financial measure should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP adjusted income (loss)                                                is not based on any standardized methodology prescribed by GAAP and represents GAAP net income (loss) adjusted to exclude stock-based compensation expense, amortization expense for the Nucynta intangible asset, non-cash interest expense recognized on the Nucynta minimum royalty payments, and minimum royalty payments due and payable to Assertio in connection with the Commercialization Agreement prior to its amendment in November 2018. Any non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, a non-GAAP measure used by other companies. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Information” for a reconciliation of non-GAAP adjusted income (loss) to its most directly comparable GAAP measure.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “forecasts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including our ability to obtain and maintain regulatory approval of our products and product candidates; our ability to effectively commercialize in-licensed products and manage our relationships with licensors; the success of competing products that are or become available; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products and product candidates; the outcome of any patent infringement or other litigation that may be brought by or against us, including litigation with Purdue Pharma, L.P. and Teva Pharmaceuticals USA, Inc.; the outcome of any governmental investigation related to the manufacture, marketing and sale of opioid medications; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and product candidates and manufacture adequate supplies of our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency, or DEA, compliance; and the accuracy of our estimates regarding expenses, revenue, capital requirements and need for additional financing. These and other risks are described under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and in other reports which we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact:
Alex Dasalla
adasalla@collegiumpharma.com

Collegium Pharmaceutical, Inc.

Unaudited Selected Consolidated Balance Sheet Information

(in thousands)

	June 30,	December 31,
	2019	2018
Cash and cash equivalents	$148,713	$146,633
Accounts receivable	81,279	77,946
Inventory	9,953	7,817
Prepaid expenses and other current assets	4,618	5,116
Property and equipment, net	10,367	9,274
Operating lease assets	9,574	—
Intangible assets, net	36,879	44,255
Other noncurrent assets	198	204
Total assets	$301,581	$291,245

Accounts payable and accrued expenses	$35,458	$42,701
Accrued rebates, returns and discounts	158,264	144,783
Term loan payable	11,500	11,500
Operating lease liabilities	10,536	—
Other noncurrent liabilities	—	676
Stockholders’ equity	85,823	91,585
Total liabilities and stockholders’ equity	$301,581	$291,245

Collegium Pharmaceutical, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Product revenues, net	$75,040	$73,061	$149,556	$136,810

Costs and expenses:
Cost of product revenues	48,654	46,838	97,818	89,944
Research and development	2,459	2,237	5,451	4,505
Selling, general and administrative	28,935	31,279	61,287	62,861
Total costs and expenses	80,048	80,354	164,556	157,310
Loss from operations	(5,008)	(7,293)	(15,000)	(20,500)

Interest expense	(236)	(6,158)	(470)	(11,858)
Interest income	532	391	1,058	646
Net loss	$(4,712)	$(13,060)	$(14,412)	$(31,712)

Loss per share–basic and diluted	$(0.14)	$(0.40)	$(0.43)	$(0.96)
Weighted-average shares -basic and diluted	33,397,709	32,967,718	33,338,243	32,935,873

Reconciliation of GAAP to Non-GAAP Financial Information

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP net loss	$(4,712)	$(13,060)	$(14,412)	$(31,712)
Non-GAAP adjustments:
Stock-based compensation expense	4,162	3,526	8,425	6,254
Nucynta related amortization expense (1)	3,688	32,407	7,376	61,933
Nucynta non-cash interest expense (2)	—	5,943	—	11,471
Nucynta minimum royalty payment due (3)	—	(33,750)	—	(64,500)
Total non-GAAP adjustments	$7,850	$8,126	$15,801	$15,158
Non-GAAP adjusted income (loss)	$3,138	$(4,934)	$1,389	$(16,554)

	First Quarter	Second Quarter
	2019	2019
GAAP net loss	$(9,700)	$(4,712)
Non-GAAP adjustments:
Stock-based compensation expense	4,263	4,162
Nucynta related amortization expense (1)	3,688	3,688
Nucynta non-cash interest expense (2)	—	—
Nucynta minimum royalty payment due (3)	—	—
Total non-GAAP adjustments	$7,951	$7,850
Non-GAAP adjusted income (loss)	$(1,749)	$3,138

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	2018	2018	2018	2018
GAAP net income (loss)	$(18,652)	$(13,060)	$(16,502)	$9,086
Non-GAAP adjustments:
Stock-based compensation expense	2,728	3,526	3,926	3,598
Nucynta related amortization expense (1)	29,526	32,407	32,407	15,494
Nucynta non-cash interest expense (2)	5,528	5,943	5,641	2,169
Nucynta minimum royalty payment due (3)	(30,750)	(33,750)	(33,750)	(33,750)
Total non-GAAP adjustments	$7,032	$8,126	$8,224	$(12,489)
Non-GAAP adjusted loss	$(11,620)	$(4,934)	$(8,278)	$(3,403)

(1) Represents amortization expense of the Nucynta Intangible Asset.

(2) Represents non-cash interest expense associated with the minimum royalty payments of the Nucynta Commercialization Agreement.

(3) Represents minimum royalty payment due and payable in connection with the Nucynta Commercialization Agreement.